Contact: Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410-716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations and
                                         Treasurer
                                         410-716-3979

FOR IMMEDIATE RELEASE: Monday, September 23, 2002

Subject: Black & Decker Affirms  Comfort with Consensus  Earnings  Estimates for
         Third Quarter and Full Year 2002 Despite Loss of Shelf Space for Price Pfister Plumbing Products

Towson, MD - The Black & Decker Corporation (NYSE:BDK) today announced that it expects recurring diluted earnings per share will meet or exceed analysts' consensus estimates of $.83 for the third quarter and $3.03 for the full year 2002.

         The Corporation also confirmed that, as anticipated, its Price Pfister plumbing products business will lose shelf space at The Home Depot. Price Pfister expects to lose its shelf space at Home Depot stores in the central and eastern U.S., and retain most of its shelf space at Home Depot stores in the western U.S. The transition should be complete by the end of the year. The Corporation estimates that this loss of shelf space will negatively affect Price Pfister sales by approximately $15 million in 2002 and approximately $50 million on an annualized basis.

         Commenting on the outlook for the Corporation, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Solid order levels in most of our businesses during the third quarter have increased our comfort with consensus earnings estimates for 2002, despite the uncertain economy and lower sales for Price Pfister. We had anticipated the possibility that Price Pfister would lose shelf space at Home Depot and included the likely impact in our estimates for the third quarter and full year 2002."
                                     (more)

Page Two
         The Corporation will present today at an investor conference sponsored by Banc of America Securities in San Francisco. Investors can listen to the presentation by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." A replay of the presentation will be available at www.bdk.com through the close of business on September 25, 2002. The Corporation intends to provide earnings guidance for 2003 when it announces its fourth quarter results.

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed September 23, 2002.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
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